Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-146460) pertaining to the Dawson Geophysical Company 2006 Stock and Performance Incentive Plan, and

(2)	Registration Statement (Form S-3 No. 333-180563) of Dawson Geophysical Company;

of our reports dated December 11, 2013, with respect to the consolidated financial statements of Dawson Geophysical Company and the effectiveness of internal control over financial reporting of Dawson Geophysical Company included in this Annual Report (Form 10-K) of Dawson Geophysical Company for the year ended September 30, 2013.

/s/ Ernst & Young LLP

Dallas, Texas

December 11, 2013